Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Business Update

October 4, 2021, Bellevue, Washington – The ongoing global semiconductor shortage continues to affect some industries including the automotive sector. The semiconductor shortage has reduced PACCAR’s truck deliveries in the third quarter of 2021 by approximately 7,000 vehicles. PACCAR’s third quarter 2021 truck deliveries are estimated to be approximately 33,000 vehicles, compared to 40,100 vehicles delivered in the second quarter of 2021.

PACCAR anticipates that the semiconductor shortage and associated production inefficiencies will continue in the fourth quarter. PACCAR expects global truck production to strengthen when the supply disruptions are resolved. Global demand for the new Kenworth, Peterbilt and DAF trucks is very strong.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.